[EXECUTION COPY]

                                MARCH 5 AGREEMENT

                  This Agreement (this "Agreement") is made and entered into as of March 5, 2009, by and between Southern Union Company, a Delaware corporation (the "Company"), and the entities listed on SCHEDULE A hereto (collectively, the "Sandell Group") (each of the Company and the Sandell Group, a "Party" to this Agreement, and collectively, the "Parties").

                                    RECITALS

                  A. The Sandell Group beneficially owns, in the aggregate, 10,636,806 shares of the Company's outstanding common stock, par value $1.00 per share (the "Common Stock"), and has notified the Company of its intention to nominate directors in anticipation of initiating a proxy solicitation (the "Proxy Solicitation") to elect four individuals to the Company's Board of Directors (the "Board");

                  B. The Parties have agreed that the Sandell Group shall withdraw its nominees to the Board and terminate the Proxy Solicitation and that the Sandell Group will not present any nominees or proposals at the Company's 2009 and 2010 Annual Meetings of Stockholders (including any adjournments or postponements thereof, the "Annual Meetings");

                  C. The Corporate Governance Committee has recommended to the Board and the Board has determined that it is in the best interests of the stockholders of the Company to nominate Stephen Beasley and Michael Egan (each of such nominees a "Nominee" and together, the "Nominees"), to the Board for election at the Annual Meetings as additions to the members of the Board and to recommend the Nominees for election to the Board;

                  D. The Sandell Group has agreed to certain restrictions with respect to the Company prior to the end of the Standstill Period (as defined below), including refraining from submitting any stockholder proposal or director nominations at the Annual Meetings or at any other meetings of stockholders which may be held prior to the end of the Standstill Period and to vote in favor of the Company's nominees for directors at the Annual Meetings;

                  E. The Company and the Sandell Group desire, in connection with the foregoing, to make certain covenants and agreements with one another pursuant to this Agreement.

                  NOW THEREFORE, in consideration of the covenants and premises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1. Upon the issuance of the press release referred to in Section 8 of this Agreement, the Sandell Group withdraws its nomination of Stephen Beasley, Michael Egan, Keith Gollust and Nick Graziano, and withdraws and terminates the Proxy Solicitation.

2. (a) The Company agrees that, (i) the Nominees will be nominated by the Board for election at the Annual Meetings, (ii) the Board will recommend a vote "for" the Nominees at the Annual Meetings, and shall solicit its stockholders to vote for such Nominees,

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(iii) proxies solicited by the Board will be voted "for" the Nominees at the
Annual Meetings and (iv) each of the Nominees will serve on at least one committee of the Board, with any such committee assignment to be determined by the Board.

(b) The Company further agrees that, except as otherwise set forth herein, during the term of his office as a director, in the event that a Nominee dies or is unable or unwilling to perform his duties as a director, the Company will consult with the Sandell Group (so long as it continues to own more than five percent (5%) of the outstanding Common Stock) regarding any replacement for such Nominee.

(c) The Company agrees that, prior to the 2011 Annual Meeting of Stockholders, it will not increase the size of the Board to more than 12 directors except in connection with a business combination transaction.

3. The Sandell Group will cause all shares of Common Stock beneficially owned by it and its controlled affiliates to be present for quorum purposes and to be voted at the Annual Meetings in favor of election of the Company's slate of director nominees for the Annual Meetings (including the Nominees). For purposes of this Agreement, "affiliate" has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act.

4. During the period commencing with the execution of this Agreement and ending on the earlier to occur of (a) the date that is one hundred and thirty (130) calendar days prior to the anniversary of the date the Company's proxy statement is released to stockholders in connection with the 2010 Annual Meeting of Stockholders (provided, however, that if the Board takes any action to amend the Company's bylaws in such a manner as to increase the time period prior to the 2011 Annual Meeting of Stockholders by which a holder of the Company's Common Stock must provide timely notice to the Company of (i) its nomination of a person or persons to the Board at a meeting of the Company's stockholders, or
(ii) its proposal to bring business before a meeting of the Company's stockholders (clause (i) and (ii) together, the "Stockholder Matters"), then the Standstill Period shall expire ten (10) days prior to the date on which a stockholder must give notice to the Company with respect to any Stockholder Matters for the 2011 Annual Meeting), and (b) a material breach by the Company of its obligations under this Agreement (the "Standstill Period"), neither the Sandell Group nor any of its controlled affiliates shall, without the prior written consent of the Company:

(a) other than as provided in this Agreement, seek or propose to influence or control the management or the policies of the Company (provided that either Nominee's actions (or those of his replacement as contemplated by Section 2 of this Agreement) as a member of the Board shall not be deemed to violate the foregoing) or to obtain representation on the Board (other than the nomination of the Nominees), directly or indirectly engage in any activities in opposition to the recommendation of the Board (including the recommendation of the Nominees to be elected at the Annual Meetings), submit any proposal (whether pursuant to Rule 14a-8 or otherwise) or nomination of a director or directors for stockholder action, or solicit, or encourage or in any way participate in the solicitation of, any proxies or consents with respect to any voting securities of the Company; provided, however, that the foregoing shall not prohibit the Sandell Group from (i) making public statements (including statements contemplated by Rule 14a-1(1)(2)(iv) under the Exchange Act), (ii) engaging in discussions with other stockholders (so

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long as the Sandell Group does not seek directly or indirectly, either on its own or another's behalf, the power to act as proxy for a security holder and does not furnish or otherwise request, or act on behalf of a person who furnishes or requests, a form of revocation, abstention, consent or authorization, and such discussions are in compliance with subsection (d) hereof) (clause (i) and (ii), together, "Permitted Actions") with respect to any transaction that has been publicly announced by the Company involving a recapitalization of the Company, an acquisition, disposition or sale of assets or a business by the Company where the consideration to be received or paid in such transaction exceeds $500 million in the aggregate, or a change of control of the Company (each, a "Material Transaction"), (iii) voting as it sees fit on any matter other than with respect to the election of directors or (iv) privately contacting the Board or management of the Company to express its views regarding Company matters so long as such contact or communication will not require or result in an amendment to or other public disclosure in connection with the Schedule 13D filed by the Sandell Group or any of its controlled affiliates with respect to the Company;

(b) make any public announcement with respect to, or publicly offer to effect, seek or propose (with or without conditions) a merger, consolidation, business combination or other extraordinary transaction with or involving the Company or any of its subsidiaries or any of its or their securities or assets; provided, however, that nothing in this subsection (c) shall prevent the Sandell Group from taking Permitted Actions with respect to a Material Transaction;

(c) (i) form, join or in any way participate in a "group" as defined in Section 13(d)(3) of the Exchange Act, and the rules and regulations promulgated thereunder, other than a "group" that includes only all or some lesser number of persons identified as members of the Sandell Group and their controlled affiliates, or (ii) enter into any negotiations, arrangements or understandings with any third parties, other than members of the Sandell Group and their controlled affiliates, in connection with becoming a "group" as defined in
Section 13(d)(3) of the Exchange Act; or

(d) publicly seek or request permission to do any of the foregoing, publicly request to amend or waive any provision of this paragraph (including, without limitation, any of clauses (a)-(d) hereof) so long as any private request to amend or waive any provision will not require or result in an amendment to or other public disclosure in connection with the Schedule 13D filed by the Sandell Group or any of its controlled affiliates with respect to the Company, or make or seek permission to make any public announcement with respect to any of the foregoing.

5. The Sandell Group agrees that, during the Standstill Period, it shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend (other than in a customary commingled brokerage account in the ordinary course of business), or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable, directly or indirectly, for Common Stock, whether any such transaction described above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise (any such action a "Transfer"), in each case without the prior written consent of the Company; provided that the foregoing shall not restrict the Sandell Group from (i) a Transfer of any shares to a controlled affiliate which agrees to be bound by the terms of this Agreement and executes a Joinder Agreement in the form attached hereto as EXHIBIT B,

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(ii) subject to compliance with law, the Transfer of shares in either (1)
brokers' transactions (within the meaning of Rule 144(g) of the Securities Act of 1933 (the "Securities Act")), but not in transactions directly with a market maker (as defined in Section 3(a)(38) of the Exchange Act), or (2) private Transfers (including transactions with, or indirectly through, a market maker), in a single Transfer or series of related Transfers, which would not result in the ultimate transferee of such shares of Common Stock from the Sandell Group beneficially owning, together with its affiliates, following such Transfer or Transfers, in excess of 5% of the Company's Common Stock in the aggregate, or
(iii) Transfers made pursuant to (x) tender offers in respect of the Company's Common Stock made by the Company or any third party, or (y) repurchase offers in respect of the Company's Common Stock made directly with the Company.

6. The Company agrees that, during the Standstill Period, the Company will make its representatives available periodically, but not more than quarterly, to meet with representatives of the Sandell Group to discuss the business and operations of the Company.

7. If at any time during the Standstill Period the Sandell Group fails to beneficially own at least five percent (5%) of the outstanding Common Stock, the Sandell Group shall cause both of the Nominees to promptly tender their resignation from the Board and any committees of the Board on which the Nominees then sit. In furtherance of this Section 7 and the provisions of Section 9, each Nominee has on the date hereof delivered and executed an irrevocable resignation as director in the form attached hereto as EXHIBIT D (and, in case of replacement nominees, such replacement shall deliver his or her executed irrevocable resignation as director in such form prior to being appointed to the Board). For purposes of this Section 7, to the extent a person enters into a transaction for the purpose and with the effect of disposing of such person's economic interests in shares of the Company, including pursuant to any hedging transaction or other derivative security, contract or instrument, then such person shall be deemed to have disposed of such person's beneficial ownership in a ratable portion of such shares.

8. (a) Promptly following the execution of this Agreement, the Company and the Sandell Group shall jointly issue a mutually agreeable press release announcing the terms of this Agreement, in the form attached hereto as EXHIBIT A.

(b) With respect to the Company, during the period ending on the date described in Section 4(a) so long as there has not been a material breach of this Agreement by the Sandell Group or any member thereof, and with respect to the Sandell Group, during the Standstill Period, neither the Company nor the Sandell Group, nor any of their respective affiliates will, directly or indirectly, make or issue or cause to be made or issued any disclosure, announcement or statement (including without limitation the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) concerning the other Party or any of its controlled affiliates, which disparages such Party or any of its controlled affiliates as individuals (provided that each Party, after consultation with counsel, may make any disclosure that it determines in good faith is required to be made under applicable law; and provided further, that the foregoing shall not prohibit the Sandell Group from taking a Permitted Action with respect to any Material Transaction).

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9. The Sandell Group agrees that (a) following election of the Nominees to the
Board at the 2009 Annual Meeting and during such time that any Nominee is a director of the Company, the Sandell Group will not offer or pay any form of remuneration, including any contingent remuneration, to any such Nominee, (b) with respect to Mr. Beasley (i) the compensation arrangements between the Sandell Group and Mr. Beasley will be amended in such a manner as to terminate any compensation otherwise owed to Mr. Beasley from and after the time that he becomes a director of the Company, and (ii) from and after the date that Mr. Beasley becomes a director of the Company and during his service as a director of the Company, Mr. Beasley will not perform any consulting or other services for the Sandell Group, and (c) if there is a breach of any of the provisions of
Section 9(b) or any Nominee is in breach of sub-section (ii) of the second paragraph of the irrevocable resignation attached hereto as EXHIBIT D, the applicable Nominee will be deemed to have tendered his resignation in accordance with the irrevocable resignation as director in the form attached hereto as EXHIBIT D and the Sandell Group shall not be entitled to any rights with respect to a replacement Nominee pursuant to Section 2(b) of this Agreement.

10. The Sandell Group agrees it will cause its controlled affiliates to comply with the terms of this Agreement.

11. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by facsimile, when such facsimile is transmitted to the facsimile number set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in EXHIBIT C or such other address as may be given pursuant to this notice provision.

12. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and the Sandell Group. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, and nothing in this Agreement is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

13. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

14. Each Party agrees to take or cause to be taken such further actions, and to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents, as may be reasonably required or requested by the other party in order to effectuate fully the purposes, terms and conditions of this Agreement. The

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Sandell Group has heretofore provided to the Company all information required by the rules and regulations of the SEC to be included with respect to the Nominees in the Company's proxy statement for the Annual Meetings. The Sandell Group acknowledges that the Nominees (or any replacement as contemplated by Section 2 of this Agreement) will be, subject to all of the Company's policies and procedures applicable to independent directors, including the Company's policies concerning trading in the Company's securities, and acknowledges that it is aware of the restrictions imposed by the federal securities laws on trading in securities.

15. Each of the Parties acknowledges and agrees that irreparable injury to the other Parties hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable in damages. It is accordingly agreed by each of the Parties that a Party so moving (the "Moving Party") shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof and the other Parties hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.

16. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts.

17. This Agreement may be executed in one or more counterparts which together shall constitute a single agreement.

                [Remainder of this page intentionally left blank]


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                  IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

                             SOUTHERN UNION COMPANY


                             By: /s/ Eric D. Herschmann
                                -------------------------------------
                                Name:  Eric D. Herschmann
                                Title: President & Chief Operating Officer




                    [Signature Page to Settlement Agreement]

                            SANDELL ASSET MANAGEMENT CORP.


                            By: /s/ Thomas E. Sandell
                               -----------------------------------
                               Name:   Thomas E. Sandell
                               Title:  CEO

                            CASTLERIGG MASTER INVESTMENTS LTD.


                            By: /s/ Thomas E. Sandell
                               -----------------------------------
                               Name:   Thomas E. Sandell
                               Title:  Authorized Signatory

                            CASTLERIGG INTERNATIONAL LIMITED.


                           By: /s/ Thomas E. Sandell
                               -----------------------------------
                               Name:   Thomas E. Sandell
                               Title:  Director

                           CASTLERIGG INTERNATIONAL HOLDINGS LIMITED

                           By: /s/ Thomas E. Sandell
                               -----------------------------------
                               Name:   Thomas E. Sandell
                               Title:  Authorized Signatory



                    [Signature Page to Settlement Agreement]

                                   SCHEDULE A

                                  SANDELL GROUP

Sandell Asset Management Corp.

Castlerigg Master Investments Ltd.

Castlerigg International Limited

Castlerigg International Holdings Limited

                                   EXHIBIT A

                              FORM OF PRESS RELEASE

SOUTHERN UNION AND SANDELL ASSET MANAGEMENT REACH AGREEMENT

HOUSTON, Texas. (March [ ], 2009) - Southern Union Company (NASDAQ: SUG) and Sandell Asset Management Corp. ("Sandell"), affiliates of which own 8.6% of the Company's outstanding shares, today announced that they have reached an agreement that will avoid a proxy contest at the Company's 2009 annual meeting of stockholders.

The settlement agreement, which will be incorporated into a report on Form 8-K to be filed by Southern Union, provides that two candidates previously nominated by Sandell to the Board of Directors of Southern Union will be nominated for election at the 2009 and 2010 annual meetings in addition to the current members of the Board. Also, as part of the settlement, Sandell has agreed to abide by certain standstill provisions.

"We are pleased that this matter has been resolved in a manner that serves the best interests of all Southern Union stockholders," said Eric D. Herschmann, President and Chief Operating Officer of Southern Union. "This agreement will enable Southern Union's management to focus its efforts on the Company's operations and avoid a costly and time consuming proxy contest."

Thomas Sandell said, "We are pleased that we were able to work constructively with Southern Union and reach an agreement to avoid a protracted proxy contest. We look forward to working with the Company to maximize value for the benefit of all shareholders. In that regard, we have always believed it is important for Southern Union to maintain its investment grade rating. Therefore, in the current economic environment, we do not believe the Company should undertake extraordinary transactions such as the creation of an MLP, sales of LDC assets or payment of a special dividend or increased dividends."

ABOUT SOUTHERN UNION COMPANY

Southern Union Company, headquartered in Houston, is one of the nation's leading diversified natural gas companies, engaged primarily in the transportation, storage, gathering, processing and distribution of natural gas. The company owns and operates one of the nation's largest natural gas pipeline systems with approximately 20,000 miles of gathering and transportation pipelines and North America's largest liquefied natural gas import terminal, along with serving more than half a million natural gas end-user customers in Missouri and Massachusetts. For further information, visit www.sug.com.

ABOUT SANDELL ASSET MANAGEMENT CORP.

Sandell Asset Management Corp. (and affiliated companies), with offices in New York, NY, London and Hong Kong, is a global investment management firm founded by Thomas E. Sandell that focuses on corporate event driven investing worldwide. Sandell often will take an "active involvement" in facilitating financial or organizational improvements that will accrue to the benefit of shareholders.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements relating to Southern Union Company's settlement agreement with Sandell Asset Management Corp. The words "believe," "expect," "intend," "anticipate," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward looking. Although Southern Union believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Southern Union's Forms 10-K and 10-Q as filed with the Securities and Exchange Commission. Southern Union assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Southern Union, whether as a result of new information, future events, or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Southern Union undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

CONTACTS:

John F. Walsh                                 Thomas Sandell
Vice President - Investor Relations           Chief Executive Officer
Southern Union Company                        Sandell Asset Management Corp.
212-659-3208                                  212-603-5700

                                    EXHIBIT B

                            FORM OF JOINDER AGREEMENT

The undersigned hereby agrees, effective as of the date hereof, to become a party to that certain Agreement, dated as of March 5, 2009, by and among Southern Union Company, a Delaware corporation (the "Company"), and the entities listed on SCHEDULE A thereto (collectively, the "Sandell Group") (the "Settlement Agreement"). By executing this joinder agreement, the undersigned hereby agrees to be, and shall be, deemed a "Party" and a member of the "Sandell Group" for all purposes of the Settlement Agreement, entitled to the rights and subject to the obligations thereunder with respect to the voting securities of the Company acquired from the Sandell Group.

The address and facsimile number to which notices may be sent to the undersigned is as follows:

Address:

Facsimile No.:

Name:

Date:

                                    EXHIBIT C

                              ADDRESSES FOR NOTICE

If to the Company:

         Southern Union Company
         5444 Westheimer Road
         Houston, TX  77056
         Attention:  Senior Vice President & General Counsel
         Facsimile:  713-989-1213
         Telephone:  713-989-7567
         Email:  monica.gaudiosi@sug.com

with a copy to:

         Sullivan & Cromwell, LLP
         125 Broad Street
         New York, NY  10004
         Attention:  Joseph B. Frumkin
         Facsimile:  212-558-3588
         Telephone:  212-558-4101
         Email:  frumkinj@sullcrom.com

If to the Sandell Group:

         Sandell Asset Management Corp.
         40 West 57th Street
         New York, NY  10019
         Attention:  Thomas E. Sandell
         Facsimile:  212-603-5710
         Telephone:  212-603-5700
         Email:

with a copy to:

         Schulte Roth & Zabel LLP
         919 Third Avenue
         New York, NY  10022
         Attention:  David Rosewater/Marc Weingarten
         Facsimile:  212-593-5955
         Telephone:  212-756-2208/212-756-2280
         Email:  Davidrosewater@SRZ.com/Marcweingarten@SRZ.com

                                   EXHIBIT D

                         FORM OF IRREVOCABLE RESIGNATION

                                                                   March 5, 2009

Attention: Chairman of the Board of Directors

Reference is made to that certain Settlement Agreement (the "Settlement Agreement"), dated as of March 5, 2009, between Southern Union Company (the "Company") and Sandell Asset Management Corp., Castlerigg Master Investments Ltd., Castlerigg International Limited, and Castlerigg International Holdings Limited (collectively, the "Sandell Group"). Capitalized terms used but not defined herein (and terms otherwise defined in the Settlement Agreement and used herein) shall have the meanings assigned to such terms in the Settlement Agreement.

In accordance with Section 7 of the Settlement Agreement, regarding stock ownership of the Sandell Group, and in respect of certain of my relationships, effective upon my election as a director, I hereby tender my conditional resignation as a director of the Board and as a member of any committee of the Board of which I am then a member, provided that this resignation shall be effective upon the Board's acceptance of this resignation, and only in the event that (i) at any time during the Standstill Period, the Sandell Group fails to beneficially own at least five percent (5%) of the outstanding Common Stock and/or (ii) I [For Beasley only -- (a) fail to resign as a director of Williams Pipeline Partners L.P. if requested by the Board at any time I am a director of the Company or there is a breach of any of the provisions of Section 9(b) of the Settlement Agreement, (b)] [(a)] fail to obtain the written approval of the Board prior to accepting any directorship or consulting engagement with a company in the natural gas industry, [(c)] [(b)] communicate directly with representatives of the Sandell Group while serving as a director of the Company or [(d)] [(c)] receive any remuneration in violation of Section 9(a) of the Settlement Agreement.

This resignation may not be withdrawn by me at any time.

                                                     Very truly yours,



                                                     ---------------------------
                                                     [Name]